Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183196

Prospectus Supplement

Dated March 4, 2013

(To Prospectus dated August 20, 2012 as supplemented

by the Prospectus Supplement dated February 26, 2013)

Radian Group Inc.

2.25% Convertible Senior Notes due 2019

This prospectus supplement amends the prospectus supplement dated February 26, 2013 and filed with the Securities and Exchange Commission on February 28, 2013 (the “Prospectus Supplement”). This prospectus supplement should be read together with the Prospectus Supplement and its accompanying prospectus dated August 20, 2012.

This prospectus supplement is being filed solely to amend page S-66 of the Prospectus Supplement to correct an inadvertent error contained in the definition of “daily conversion value”. The second full paragraph on page S-66 of the Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-fortieth (1/40th) of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

Investing in the notes involves a high degree of risk. You should carefully consider the discussion under “Risk Factors” beginning on page S-10 of the Prospectus Supplement, on page 5 of the accompanying prospectus and in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers

Morgan Stanley		Goldman, Sachs & Co.
Keefe, Bruyette & Woods A Stifel Company

Prospectus Supplement dated March 4, 2013